Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2014

ELYRIA, Ohio - (July 24, 2014) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and six months ended June 30, 2014.

Except for free cash flow(a), the financial information for all periods excludes the results of discontinued operations. Discontinued operations include Invacare Supply Group (ISG), the Company's former domestic medical supplies business that was divested on January 18, 2013, and Champion Manufacturing, Inc. (Champion), the Company's former domestic medical recliner business for dialysis clinics that was divested on August 6, 2013. Champion was a part of the Institutional Products Group segment. For more information, see the detailed condensed consolidated financial statements at the end of this release.

CEO SUMMARY

Commenting on the Company's second quarter 2014 financial results, Gerald B. Blouch, President and Chief Executive Officer, stated, "The strong performance of the European business was more than offset by the weak financial results of the North America/Home Medical Equipment (HME) and Asia/Pacific segments. Adjusted loss per share(b) was $0.36 in the second quarter of 2014 compared to adjusted loss per share(b) of $0.42 in the second quarter of 2013, which included a loss of $0.12 related to an incremental warranty expense. Organic net sales in the second quarter of 2014 decreased by 6.1% compared to the same period last year. Free cash flow(a) was negative $8.6 million in the second quarter compared to positive free cash flow(a) of $2.9 million in the second quarter of last year."

Blouch continued, "Clearly, Invacare's businesses outside of Europe are under pressure, and we are not pleased with the second quarter's consolidated financial results. We are determined to turn around the business by focusing on improving free cash flow(a) and restoring profitability in the North America/HME and Asia/Pacific businesses. We also are working to establish a new credit facility with our banks, as our existing credit facility matures in October 2015.”

Regarding the status of the Company's consent decree with the FDA, Blouch commented, "We are continuing through the final certification audit process. We need to better demonstrate that our quality system is sustainably compliant and that each subsystem is properly integrated. In order to address these needs, we have engaged additional consultants to help us improve the functionality and capabilities of certain of our quality subsystems. This is a detailed and complex process, and we are working hard to be in a position to ultimately demonstrate compliance to the third-party auditor and subsequently the FDA."

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER

•	Loss per share on a GAAP basis from continuing operations was $0.43 for the quarter compared to loss per share of $0.77 in the second quarter last year.

•	Adjusted loss per share(b) from continuing operations for the quarter was $0.36 compared to adjusted loss per share(b) of $0.42 in the second quarter last year.

•	Free cash flow(a) for the quarter was negative $8.6 million compared to positive $2.9 million in the second quarter last year.

•	Net sales for the quarter from continuing operations decreased 3.9% while organic net sales decreased 6.1%, compared to the second quarter last year.

•	Adjusted EBITDA(d) from continuing operations was positive $4.4 million for the quarter compared to positive $0.8 million for the same period last year.

•	Debt outstanding for the second quarter increased by $7.0 million, resulting in a ratio of debt to adjusted EBITDA(d) of 2.8, compared to 2.7 at the end of the first quarter 2014.

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

Loss per share on a GAAP basis for the second quarter of 2014 was $0.43 ($13.6 million net loss) as compared to loss per share of $0.77 ($24.5 million net loss) for the same period last year. The net loss for the second quarter of 2014 was significantly impacted by lower net sales, which were partially offset by reduced warranty and selling, general and administrative (SG&A) expenses, primarily driven by lower regulatory and compliance costs and amortization expense. In the quarter, the Company also incurred restructuring charges of $0.05 per share ($1.7 million after-tax expense) compared to restructuring charges of $0.06 per share ($1.9 million after-tax expense) in the second quarter of 2013.

While the loss per share for the second quarter of 2014 was less than that for the second quarter of 2013, net loss for the second quarter of 2013 was unfavorably impacted by incremental warranty expense of $0.12 per share ($3.8 million after-tax expense) related to the Company's power wheelchair joystick recall, increased amortization expense of $0.04 per share ($1.2 million after-tax expense) related to the write-off of debt fees and a one-time discrete tax expense of $0.30 per share ($9.7 million tax expense) as a result of the intraperiod tax allocation between continuing and discontinued operations.

Adjusted net loss per share(b) was $0.36 ($11.4 million adjusted net loss(c)) for the second quarter of 2014 as compared to adjusted net loss per share(b) of $0.42 ($13.6 million adjusted net loss(c)) for the second quarter of 2013. The adjusted net loss(c) for the quarter was primarily the result of lower net sales, partially offset by an increased gross margin driven by reduced warranty expense and reduced SG&A expense. Last year's second quarter also was negatively impacted by an incremental warranty expense of $3.8 million and amortization expense of $1.2 million, as described above.

Net sales for the quarter decreased 3.9% to $331.3 million versus $344.8 million for the same period last year. Organic net sales, which the Company defines as the difference between reported net sales and foreign currency translation, for the quarter decreased 6.1% compared to the same period last year as increased net sales in the European segment were more than offset by declines in all other segments. The largest decline in net sales was in the North America/HME segment in all product categories, as described in the segment results later in this release. The decline in mobility and seating products continues to be principally due to the reduced order volume at the Company's Taylor Street manufacturing facility resulting from the FDA consent decree. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $10.5 million in the second quarter of the current year compared to approximately $14.7 million in the second quarter of last year. The consent decree allowed the Company to fulfill orders and quotes that were in the Company's order fulfillment system prior to the effective date of the consent decree, which benefited net sales results for the second quarter of 2013. Reported and organic net sales by segment and for the consolidated Company comparing the periods ended June 30, 2014 to June 30, 2013, are provided in a table accompanying this release.

Gross margin as a percentage of net sales for the second quarter was higher by 1.3 percentage points compared to the second quarter of last year. The second quarter of 2013 gross margin reflects an incremental warranty expense as mentioned above of $3.8 million pre-tax, or 1.1 percentage points. Excluding the incremental warranty expense in the second quarter of 2013, gross margin as a percentage of net sales for the second quarter of 2014 increased 0.2 of a percentage point as compared to the second quarter of last year with product cost reductions being partially offset by increased warranty expense and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers as a result of reduced volumes.

SG&A expense decreased by 2.4% to $101.5 million in the second quarter compared to $104.1 million in the second quarter of last year. Foreign currency translation increased expense by $1.7 million or 1.6 percentage points. Excluding the impact from foreign currency translation, SG&A expense decreased 4.1% compared to the second quarter of last year primarily related to a reduction in regulatory and compliance costs and reduced amortization expense. Last year's second quarter SG&A expense included increased amortization expense of $1.2 million as mentioned above.

The Company incurred restructuring charges for the second quarter of $1.7 million after tax, principally related to severance costs in the North America/HME and IPG segments, and to a lesser extent in the European segment. In addition, the European segment incurred a write-down related to the value of a facility previously shut down as part of the Company's restructuring program. In the second quarter of 2013, the Company incurred restructuring charges of $1.9 million after-tax. These restructuring charges are excluded from adjusted earnings per share(b).

Loss per share on a GAAP basis for the six months ended June 30, 2014 was $0.99 ($31.6 million net loss) as compared to loss per share for the same period last year of $0.95 ($30.2 million net loss). The net loss for the six months ended June 30, 2014, was significantly impacted by lower net sales, which were partially offset by increased gross margin, as well as reduced SG&A and interest expenses. The increased gross margin was primarily the result of an incremental warranty expense associated with the power wheelchair joystick recall of $2.2 million recorded for the first six months of 2014 compared to $3.8 million recorded for the same period last year. Excluding this incremental warranty expense, gross margin increased 0.1 of a percentage point in the first half of 2014 as compared to the same period last year, primarily due to product cost reductions partially offset by reduced volumes, unfavorable customer and product mix in the North America/HME segment and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers as a result of reduced volumes. The Company also incurred charges related to restructuring of $0.11 per share ($3.5 million after-tax expense) in the first half of 2014. Net loss for the six months ended June 30, 2013 also was impacted by charges related to restructuring of $0.12 per share ($3.7 million after-tax expense) and a one-time discrete tax expense of $0.30 per share ($9.7 million tax expense) as mentioned above.

Adjusted net loss per share(b) was $0.84 ($27.0 million adjusted net loss(c)) for the six months ended June 30, 2014 as compared to adjusted net loss per share(b) of $0.83 ($26.5 million adjusted net loss(c)) for the six months ended June 30, 2013. The adjusted net loss(c) for the six months ended June 30, 2014, was primarily the result of lower net sales and reduced gross margin, after consideration of the joystick warranty expense of $2.2 million for the first six months of 2014 and $3.8 million recorded for the same period last year. The adjusted net loss(c) was partially offset by reduced SG&A and lower interest expenses.

Net sales for the six months ended June 30, 2014 decreased 5.3% to $640.4 million versus $676.2 million for the same period last year. Organic net sales for the first six months decreased 6.7% over the same period last year as increased net sales in the European segment were more than offset by declines in all other segments. The Company estimates that sales of products manufactured from the Taylor Street facility, which included some products sold outside of the North America/HME segment, were approximately $20.0 million in the first half of 2014 compared to approximately $31.7 million in the first half of last year. The net sales for the first six months of last year benefited from the fulfillment of quotes and orders which existed prior to the finalization of the consent decree.

EUROPE

For the second quarter of 2014, European net sales increased 8.6% to $154.0 million versus $141.8 million for the second quarter of last year. Organic net sales for the quarter increased 2.8% related to increases in net sales of all product categories. For the second quarter, earnings before income taxes increased to $12.3 million, excluding restructuring charges of $0.6 million, as compared to $8.4 million last year, excluding restructuring charges of $0.1 million. The increase in earnings before income taxes was largely attributable to volume increases and a favorable gross margin driven by favorable customer and product mix and lower product costs, including favorable foreign currency transactions. These benefits were partially offset by increased SG&A expense primarily attributable to associate costs.

For the six months ended June 30, 2014, European net sales increased 6.2% to $296.8 million versus $279.4 million for the same period last year. Organic net sales increased 2.1% primarily related to increases in net sales of mobility and seating and lifestyle products, which were partially offset by declines in respiratory products. For the six months ended June 30, 2014, earnings before income taxes increased to $22.0 million, excluding restructuring charges of $1.0 million, as compared to $14.4 million last year, excluding restructuring charges of $0.2 million. The increase in earnings before income taxes was largely attributable to volume increases and a favorable gross margin driven by favorable customer and product mix and lower product costs, including favorable foreign currency transactions. These benefits were partially offset by increased SG&A expense primarily attributable to associate costs.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended June 30, 2014, North America/HME net sales decreased 13.0% to $138.7 million compared to $159.3 million in the same period last year. Organic net sales decreased 12.5% compared to the second quarter last year with declines in all product categories. The net sales decline in lifestyle products was impacted by market factors including the ongoing pre- and post-payment Medicare audits of home medical equipment providers, which the Company believes adversely impacts the utilization of lifestyle products. In addition, the segment has been negatively impacted by a shift toward lower cost products for certain National Competitive Bidding lifestyle products. The net sales decline in respiratory products is primarily attributable to a significant shipment of portable oxygen concentrators to a large national account last year which was not repeated in the current year. The net sales decline in mobility and seating products was primarily driven by the continued impact of the FDA consent decree, which limits production of custom power wheelchairs and seating systems at the Taylor Street manufacturing facility. While power wheelchairs ordered from the Taylor Street facility continued to be fulfilled only with properly completed verification of medical necessity (VMN) documentation, the number of new domestic power wheelchair units shipped from the facility in the second quarter of 2014 and 2013 represented only 8.8% and 14.5%, respectively, of the pre-consent decree domestic units shipped in the second quarter of 2012.

Loss before income taxes was $12.4 million in the second quarter, excluding restructuring charges of $0.8 million, as compared to loss before income taxes of $10.3 million in the second quarter last year, excluding restructuring charges of $1.9 million. This loss for the quarter was primarily driven by volume declines, and a reduced gross margin impacted by unfavorable sales mix toward lower margin customers and lower margin products, and increased warranty expense primarily related to respiratory products. Warranty expense for the second quarter of 2013 included an incremental $0.4 million for the joystick recall, which was not repeated in the second quarter of 2014. These factors were partially offset by decreased SG&A expense related to reduced regulatory and compliance costs, associate costs, amortization, product liability and bad debt expense.

For the six months ended June 30, 2014, North America/HME net sales decreased 14.0% to $267.8 million compared to $311.2 million in the same period last year. Organic net sales decreased 13.4% compared to last year driven by declines in all product categories. The drivers for the decline in sales on a year-to-date basis are similar to the drivers for the quarter decline.

Loss before income taxes was $28.4 million for the first six months of 2014, excluding restructuring charges of $1.6 million, as compared to loss before income taxes of $19.8 million for the first six months of last year, excluding restructuring charges of $3.6 million. This year to date loss was primarily driven by volume declines and a reduced gross margin impacted by an unfavorable sales mix toward lower margin products and increased warranty expense. The loss before income taxes also was negatively impacted by the warranty expense of $1.3 million recorded in the first six months of 2014 as compared to the warranty expense of $0.4 million recorded in the first six months of 2013 related to the Company's power wheelchair joystick recall. These factors were partially offset by decreased SG&A expense related to reduced regulatory and compliance costs, associate costs, product liability and bad debt expense.

INSTITUTIONAL PRODUCTS GROUP (IPG)

For the second quarter of 2014, IPG net sales decreased by 13.6% to $25.8 million compared to $29.8 million last year. Organic net sales decreased 13.2% driven primarily by declines in interior design projects and bed sales, primarily as a result of delays in new product introductions. Earnings before income taxes were $0.5 million in the second quarter, excluding restructuring charges of $0.7 million, as compared to $0.5 million in the second quarter of last year. Reduced SG&A expense, primarily related to lower associate costs, and research and development expenses were offset by volume declines.

For the first six months of 2014, IPG net sales decreased by 13.8% to $50.9 million compared to $59.1 million last year. Organic net sales decreased 13.5% driven primarily by declines in bed sales, primarily as a result of delays in new product introductions, and declines in interior design projects. Earnings before income taxes were $1.4 million for the first six months of 2014, excluding restructuring charges of $1.7 million, as compared to $1.1 million, excluding restructuring charges of $0.2 million, in the same period last year. The increase in earnings before income taxes was largely attributable to reduced SG&A expense, primarily related to associate costs, and research and development expenses partially offset by volume declines.

ASIA/PACIFIC

For the second quarter of 2014, Asia/Pacific net sales decreased 7.2% to $12.9 million versus $13.9 million last year. Organic net sales decreased 8.8% attributable to declines in all businesses, but primarily in the Company's subsidiary that produces microprocessor controllers. For the second quarter of 2014, loss before income taxes was $2.3 million as compared to loss before income taxes of $4.8 million in the second quarter of last year, excluding restructuring charges of $0.6 million. The loss before income taxes in the second quarter of 2014 was related to reduced volumes and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers. While the loss before income taxes was less in the second quarter of 2014 than that for the second quarter of 2013, warranty expense for the second quarter of 2013 was negatively impacted by $3.4 million for the joystick recall, which did not repeat in the second quarter of 2014.

For the six months ended June 30, 2014, Asia/Pacific net sales decreased 6.2% to $24.9 million versus $26.6 million last year. Organic net sales decreased 4.4% primarily attributable to declines at the Company's subsidiary that produces microprocessor controllers and the New Zealand distribution business. This was partially offset by growth in the Company's Australian distribution business. For the six months ended June 30, 2014, loss before income taxes was $5.1 million as compared to loss before income taxes of $6.5 million in the same period last year, excluding restructuring charges of $1.1 million. The loss before income taxes for the first six months of 2014 was primarily related to reduced volumes and unfavorable absorption of fixed costs at the Company's subsidiary which produces microprocessor controllers. The decrease in loss before income taxes between the first six months of 2014 and 2013 was primarily attributable to the warranty expense described above of $0.9 million recorded in the first six months of 2014 as compared to the warranty expense of $3.4 million recorded in the first six months of 2013.

FINANCIAL CONDITION

Total debt outstanding was $58.5 million as of June 30, 2014, as compared to $51.5 million and $48.0 million as of March 31, 2014 and December 31, 2013, respectively (including the convertible debt discount, which reduced convertible debt and increased equity by $2.4 million as of June 30, 2014 and by $2.5 million and $2.7 million as of March 31, 2014 and December 31, 2013, respectively). The Company's total debt outstanding as of June 30, 2014 consisted of $38.6 million drawn on the revolving credit facility, $13.4 million in convertible debt and $6.5 million of other debt. The Company's debt levels as of June 30, 2014, increased slightly as compared to March 31, 2014, primarily as a result of negative free cash flow(a).

The Company is actively reviewing options relating to its capital structure, as its existing credit facility matures in October 2015. The existing credit facility will be treated as a current liability commencing in October 2014, if a new credit facility is not finalized by then.

The Company reported negative free cash flow(a) of $8.6 million in the second quarter of 2014 as compared to positive free cash flow(a) of $2.9 million in the second quarter of 2013. The second quarter 2014 negative free cash flow(a) was primarily driven by the net loss for the period, a deferred compensation payment to an executive officer of the Company who retired in the first quarter of 2014 and increased accounts receivable, primarily driven by sales growth in the European segment.

The Company's ratio of debt to adjusted EBITDA(d) was 2.8 as of June 30, 2014, compared to 2.3 as of December 31, 2013, and 2.8 as of June 30, 2013.

Days sales outstanding were 49 days as of the end of the second quarter of 2014, compared to 49 days as of December 31, 2013, and 50 days as of June 30, 2013. Inventory turns as of the end of the second quarter of 2014 were 4.9, compared to 5.1 as of December 31, 2013 and 4.7 as of June 30, 2013.

STATUS OF THE CONSENT DECREE

The FDA consent decree at the corporate and Taylor Street facilities in Elyria, Ohio, requires that a third-party expert perform three separate certification audits. In order to resume full operations, the third-party certification audit reports must be submitted to the FDA for review and acceptance. The Company already has received the FDA's acceptance of two of the three certification reports.

The Company cannot predict the timing of the completion or the outcome of the expert auditor’s final comprehensive certification report. However, after the expert's certification report is completed and submitted to the FDA, as well as the Company’s own report related to its compliance status, together with its responses to any observations in the certification report, the FDA is expected to inspect the Company's corporate and Taylor Street facilities to determine whether they are in compliance with the FDA's Quality System Regulation (QSR). If the FDA is satisfied with the Company's compliance, the FDA will provide written notification that the Company is permitted to resume full operations at the impacted facilities.

The Company expects to provide investors with an update when the final, third-party expert certification report is filed with the FDA.

(a) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(b) Adjusted net loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as adjusted net loss(c) divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted net loss is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges ($2.1 million and $4.3 million pre-tax for the three and six months ended June 30, 2014 compared to $2.6 million and $5.1 million pre-tax for the three and six months ended June 30, 2013), amortization of the convertible debt discount recorded in interest expense ($0.2 million and $0.3 million pre-tax for the three and six months ended June 30, 2014 compared to $0.2 million and $0.3 million pre-tax for the three and six months ended June 30, 2013), add back of additional interest expense allocation as a result of the sale of Champion ($0.2 million and $0.4 million pre-tax for the six months ended June 30, 2013) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Adjusted EBITDA (adjusted earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges ($2.1 million and $4.3 million pre-tax for the three and six months ended June 30, 2014 compared to $2.6 million and $5.1 million pre-tax for the three and six months ended June 30, 2013 as adjusted for debt covenant limitations regarding cash charges of $1.4 million and $3.9 million for the three and six months ended June 30, 2013), amortization of the convertible debt discount (recorded in interest expense), bank fees ($1.1 million and $2.2 million pre-tax for the three and six months ended June 30, 2014 compared to $1.2 million and $2.5 million pre-tax for the three and six months ended June 30, 2013), stock option expense ($1.8 million and $2.5 million pre-tax for the three and six months ended June 30, 2014 compared to $1.4 million and $2.6 million pre-tax for the three and six months ended June 30, 2013) and franchise tax expense ($0.1 million and $0.2 million pre-tax for the three and six months ended June 30, 2014). It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

CONFERENCE CALL

As previously announced, the Company will sponsor a conference call for investors and other interested parties on Thursday, July 24, 2014, at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 800-500-0177, or for international callers 719-325-2497, and enter Conference ID 8910875. A digital recording will be available two hours after completion of the conference call from July 24, 2014 through July 31, 2014. To access the recording, US/Canada callers should dial 888-203-1112 or 719-457-0820 for international callers, and enter the Conference ID 8910875.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,400 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, denote forward-looking statements that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties, which include, but are not limited to, the following: compliance costs, limitations on the production and/or distribution of the Company's products, inability to bid on or win certain contracts, unabsorbed capacity utilization, including fixed costs and overhead, or other adverse effects of the FDA consent decree of injunction; any circumstances or developments that might further delay or adversely impact the results of the final, most comprehensive third-party expert certification audit or FDA inspection of the Company's quality systems at the Elyria, Ohio, facilities impacted by the FDA consent decree, including any possible requirement to perform additional remediation activities or further resultant delays in receipt of the written notification to resume operations (which could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations); the failure or refusal of customers or healthcare professionals to sign verification of medical necessity (VMN) documentation or other certification forms required by the exceptions to the FDA consent decree; possible adverse effects of being leveraged, including interest rate or event of default risks, including those relating to the Company's financial covenants under its credit facility (particularly as might result from the impacts associated with the FDA consent decree); the Company's inability to satisfy its liquidity needs, including efforts to negotiate a new bank agreement, or additional costs to do so; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare National Competitive Bidding program); impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the impact on the Company of the excise tax on certain medical devices, which began on January 1, 2013, and the Company's ability to successfully offset such impact); legal actions, governmental enforcement actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability or warranty claims; product recalls, including more extensive recall experience than expected; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs or new product platforms that deliver the anticipated benefits; consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; delays, disruptions or excessive costs incurred in facility closures or consolidations; decreased availability or increased costs of materials which could increase the Company's costs of producing or acquiring the Company's products, including possible increases in commodity costs or freight costs; heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in the Company's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, the Company does not undertake and specifically declines any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$331,312	$344,760	$640,381	$676,197
Cost of products sold	237,379	251,203	461,200	489,056
Gross Profit	93,933	93,557	179,181	187,141
Selling, general and administrative expenses	101,545	104,088	199,566	207,323
Charges related to restructuring activities	2,090	2,592	4,330	5,114
Interest expense - net	835	741	1,573	1,751
Loss from Continuing Operations before Income Taxes	(10,537)	(13,864)	(26,288)	(27,047)
Income taxes	3,075	10,625	5,300	3,150
Loss from Continuing Operations	(13,612)	(24,489)	(31,588)	(30,197)

Net Earnings from Discontinued Operations (net of tax of $50 and $60)	—	1,448	—	3,015
Gain on Sale of Discontinued Operations (net of tax of ($10,580) and $9,500) *	—	10,580	—	49,902
Total Net Earnings from Discontinued Operations	—	12,028	—	52,917

Net Earnings (Loss)	$(13,612)	$(12,461)	$(31,588)	$22,720

Net Earnings (Loss) per Share—Basic
Net Loss from Continuing Operations	$(0.43)	$(0.77)	$(0.99)	$(0.95)
Total Net Earnings from Discontinued Operations	$—	$0.38	$—	$1.66
Net Earnings (Loss) per Share—Basic	$(0.43)	$(0.39)	$(0.99)	$0.71

Weighted Average Shares Outstanding—Basic	32,017	31,902	32,015	31,902

Net Earnings (Loss) per Share—Assuming Dilution
Net Loss from Continuing Operations **	$(0.43)	$(0.77)	$(0.99)	$(0.95)
Total Net Earnings from Discontinued Operations	$—	$0.38	$—	$1.65
Net Earnings (Loss) per Share—Assuming Dilution **	$(0.43)	$(0.39)	$(0.99)	$0.71

Weighted Average Shares Outstanding—Assuming Dilution	32,216	32,024	32,244	31,980

* Due to accounting requirements associated with the intraperiod allocation of taxes, a benefit to continuing operations was offset by tax expense to discontinued operations for the full year. The tax associated with the gain on the sale of discontinued operations for the quarter and six months ended June 30, 2013 was materially different than the final tax on the gain related to the sale of all discontinued operations of $1.2 million reported for the full year 2013 as a result of changes to the projected estimated loss from continuing operations in the United States for 2013 as the year progressed.

** Net earnings (loss) per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2014	2013	2014	2013
Net loss	$(13,612)	$(24,489)	$(31,588)	$(30,197)
Interest expense	1,158	815	1,964	1,932
Income taxes	3,075	10,625	5,300	3,150
Depreciation and amortization	8,714	10,053	18,221	18,883
EBITDA	(665)	(2,996)	(6,103)	(6,232)
Restructuring charges	2,090	2,592	4,330	5,114
Cash restructuring charges covenant limitation adjustment	—	(1,435)	—	(3,871)
Bank fees	1,136	1,184	2,171	2,454
Stock option expense	1,771	1,414	2,470	2,574
Franchise tax expense	90	—	170	—
Adjusted EBITDA(1)	$4,422	$759	$3,038	$39

(1) Adjusted EBITDA (earnings (loss) before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the following:  interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, as adjusted for debt covenant limitations regarding cash charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and franchise tax expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company's industry to meaningfully evaluate a Company's future operating performance. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company's senior secured credit facility, although, in particular, a larger acquisition or divestiture during a given year may make it difficult to replicate the exact calculations for the covenants. In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company's performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE FROM CONTINUING OPERATIONS
TO ADJUSTED NET LOSS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
Continuing Operations:	2014	2013	2014	2013
Net loss per share - assuming dilution *	$(0.43)	$(0.77)	$(0.99)	$(0.95)
Weighted average shares outstanding- assuming dilution	32,017	31,902	32,015	31,902
Net loss	(13,612)	(24,489)	(31,588)	(30,197)
Income taxes	3,075	10,625	5,300	3,150
Loss before income taxes	(10,537)	(13,864)	(26,288)	(27,047)
Restructuring charges	2,090	2,592	4,330	5,114
Amortization of discount on convertible debt	175	155	345	307
Discontinued operations interest allocation reversal	—	(185)	—	(371)
Adjusted loss before income taxes	(8,272)	(11,302)	(21,613)	(21,997)
Income taxes	3,150	2,250	5,400	4,490
Adjusted net loss	$(11,422)	$(13,552)	$(27,013)	$(26,487)

Weighted average shares outstanding - assuming dilution	32,017	31,902	32,015	31,902
Adjusted loss per share - assuming dilution (2) *	$(0.36)	$(0.42)	$(0.84)	$(0.83)

(2) Adjusted Net Loss per share (Adjusted EPS) is a non-GAAP financial measure which is defined as net loss from continuing operations excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), add back of additional interest expense allocation as a result of the sale of Champion and changes in tax valuation allowances divided by weighted average shares outstanding - assuming dilution. As a result of the sale of Champion, the Company is required to allocate a portion of interest expense to the discontinued operation. However for purposes of adjusted loss, the Company is reflecting its total interest expense in the calculation as this is indicative of the historic continuing operations of the Company. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company's industry to meaningfully evaluate operating performance.

* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

Business Segments - The Company operates in four primary business segments:  North America/Home Medical Equipment (HME), Institutional Products Group, Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $32,014,000 and $60,134,000 for the three and six months ended June 30, 2014 compared to $30,717,000 and $59,495,000 for the three and six months ended June 30, 2013, respectively.

The information by segment is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2014	2013	2014	2013
Revenues from external customers
North America/HME	$138,678	$159,327	$267,788	$311,209
Institutional Products Group	25,785	29,828	50,921	59,052
Europe	153,990	141,751	296,758	279,385
Asia/Pacific	12,859	13,854	24,914	26,551
Consolidated	$331,312	$344,760	$640,381	$676,197

Earnings (loss) before income taxes
North America/HME	$(13,292)	$(12,222)	$(30,091)	$(23,401)
Institutional Products Group	(110)	471	(361)	945
Europe	11,763	8,365	21,009	14,208
Asia/Pacific	(2,298)	(5,377)	(5,099)	(7,638)
All Other	(6,600)	(5,101)	(11,746)	(11,161)
Consolidated	$(10,537)	$(13,864)	$(26,288)	$(27,047)

Restructuring charges before income taxes
North America/HME	$845	$1,948	$1,648	$3,627
Institutional Products Group	658	13	1,717	201
Europe	583	65	961	180
Asia/Pacific	4	566	4	1,106
Consolidated	$2,090	$2,592	$4,330	$5,114

Earnings (loss) before income taxes excluding restructuring charges
North America/HME	$(12,447)	$(10,274)	$(28,443)	$(19,774)
Institutional Products Group	548	484	1,356	1,146
Europe	12,346	8,430	21,970	14,388
Asia/Pacific	(2,294)	(4,811)	(5,095)	(6,532)
All Other	(6,600)	(5,101)	(11,746)	(11,161)
Consolidated	$(8,447)	$(11,272)	$(21,958)	$(21,933)

“All Other” consists of unallocated corporate selling, general and administrative expenses, which do not meet the quantitative criteria for determining reportable segments.

Business Segment Net Sales - The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the three months ended June 30, 2014 to June 30, 2013:

	Reported	Foreign Currency Translation Impact	Organic*
North America / HME	(13.0)%	(0.5)%	(12.5)%
Institutional Products Group	(13.6)	(0.4)	(13.2)
Europe	8.6	5.8	2.8
Asia/Pacific	(7.2)	1.6	(8.8)
Consolidated	(3.9)%	2.2%	(6.1)%

The following table provides net sales from continuing operations as reported and as adjusted to exclude the impact of foreign currency translation comparing the six months ended June 30, 2014 to June 30, 2013:

	Reported	Foreign Currency Translation Impact	Organic*
North America / HME	(14.0)%	(0.6)%	(13.4)%
Institutional Products Group	(13.8)	(0.3)	(13.5)
Europe	6.2	4.1	2.1
Asia/Pacific	(6.2)	(1.8)	(4.4)
Consolidated	(5.3)%	1.4%	(6.7)%

*Organic net sales percent change equal to reported net sales change less impact of foreign currency translation.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2014	December 31, 2013
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$23,001	$29,785
Trade receivables, net	188,046	188,622
Installment receivables, net	1,508	1,562
Inventories, net	165,013	155,637
Deferred income taxes and other current assets	40,847	43,933
Total Current Assets	418,415	419,539
Other Assets	98,116	108,520
Property and Equipment, net	99,586	106,149
Goodwill	463,703	462,226
Total Assets	$1,079,820	$1,096,434
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,064	$116,704
Accrued expenses	128,736	133,100
Current taxes, payable and deferred	13,583	12,259
Short-term debt and current maturities of long-term obligations	2,456	14,102
Total Current Liabilities	267,839	276,165
Long-Term Debt	53,660	31,184
Other Long-Term Obligations	114,939	118,276
Shareholders’ Equity	643,382	670,809
Total Liabilities and Shareholders’ Equity	$1,079,820	$1,096,434

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2014	2013	2014	2013
Net cash provided (used) by operating activities	$(6,879)	$5,339	$(13,899)	$(29,964)
Plus:
Net cash impact related to restructuring activities	1,561	1,404	3,467	4,504
Less:
Purchases of property and equipment, net	(3,270)	(3,796)	(6,895)	(7,657)
Free Cash Flow	$(8,588)	$2,947	$(17,327)	$(33,117)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash flow impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).